UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2016

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

COLORADO	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 FIRST STAMFORD PLACE
STAMFORD, CT		06902
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (203) 595−3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ] Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ] Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 8.01. Other Events.
Cenveo Corporation, a Delaware corporation (the “Company”), today announced the expiration and final results of its previously-announced offer to exchange (the “Exchange Offer”) its outstanding 11.500% Senior Notes due 2017 (the “11.5% Notes”) for newly issued 6.000% senior notes due 2024 (the “New Notes”) and warrants (the “Warrants”) to purchase shares of common stock, par value $0.01 per share, of Cenveo, Inc. (“Common Stock”), representing in the aggregate 16.6% of the outstanding Common Stock, at an exercise price of $1.50 per share. Cenveo, Inc. (NYSE: CVO), a Colorado corporation, is a holding company and holds all of the capital stock of the Company.
The Exchange Offer expired at 11:59 p.m., New York City time, on June 7, 2016, and has not been extended. Subject to the terms of the Exchange Offer, all validly tendered 11.5% Notes have been accepted for purchase. Payment for all of the 11.5% Notes to be purchased pursuant to the Exchange Offer and concurrent transactions with identical terms (collectively, the “Retired 11.5% Notes”) is scheduled to occur on June 10, 2016 (the “Closing Date”), subject to customary conditions.  For each $1,000 principal amount of Retired 11.5% Notes, the holder will receive on the Closing Date $700 aggregate principal amount of New Notes and a proportionate share of the Warrants.
In total, approximately $150 million aggregate principal amount of the Retired 11.5% Notes will be exchanged on the Closing Date, representing approximately 80% of all 11.5% Notes outstanding. Accordingly, on the Closing Date, the Company will issue approximately $106 million aggregate principal of New Notes and Cenveo, Inc. will issue Warrants to purchase an aggregate of approximately 11 million shares of Common Stock, whereupon approximately $38.5 million aggregate principal amount of 11.5% Notes will remain outstanding. The Company also has received commitments for its previously-disclosed proposed $190 million ABL facility from its bank lenders.
In addition, in connection with the Exchange Offer certain related refinancing transactions also are contemplated as disclosed in prior filings. The related refinancing transactions include an agreement that after the Closing Date Allianz Global Investors U.S., LLC (“Allianz”) will enter into a note purchase agreement pursuant to which the Company will purchase not later than January 31, 2017, all of Allianz’s $37.5 million aggregate principal amount of the Company’s 7% senior exchangeable notes due 2017 (the 7% Notes”) in consideration for cash equal to 60% of face amount plus accrued and other interest and Warrants to purchase in the aggregate 3.3% of the outstanding Common Stock, all as previously disclosed in the Cenveo, Inc.’s filings with the SEC. As a result of this sale of 7% Notes, only $11.2 million aggregate principal amount of 7% Notes will remain outstanding.
Cenveo has retained J.P. Morgan Securities LLC to act as the Dealer Manager for the Exchange Offer. Hughes Hubbard &Reed LLP has represented the Company and Cenveo, Inc., Cahill Gordon & Reindel LLP has represented the Dealer Manager and Willkie Farr & Gallagher LLP has represented Allianz. MacKenzie Partners, Inc. is acting as the Information Agent for the Exchange Offer. Questions regarding terms and conditions of the Exchange Offer should be directed to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 (212) 929-5500 (collect) or (800) 322-2885 (toll free) or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn.: High Yield Capital Markets (212) 270-1200 (collect).
* * * * * * * * * *
Statements made in this report, other than those detailing historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In view of such uncertainties, investors should not place undue reliance on such forward-looking statements. Such statements speak only as of the date of this report and Cenveo, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation, those set forth in Cenveo Inc.’s filings with the SEC, which are available at www.cenveo.com, as well as the uncertainty and/or absence of control as to the ultimate consummation of the Exchange Offer and the other transactions described herein, which are subject to conditions, including but not limited to those that are not within the control of Cenveo, Inc. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact Cenveo, Inc.’s business, results of operations, financial and other condition and ability to consummate the referenced transactions.
Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 9, 2016
CENVEO, INC.

By:	/s/ Scott J. Goodwin
Scott J. Goodwin
Chief Financial Officer